Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Amedica Corporation for the registration of common stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements of Amedica Corporation as of December 31, 2013 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Salt Lake City, Utah
October 5, 2015